Exhibit 99.1

EQUINIX, INC.

SPECIAL DISTRIBUTION ELECTION FORM

ALL STOCKHOLDER ELECTIONS MUST BE RECEIVED BY COMPUTERSHARE INVESTOR SERVICES BY 5:00 P.M., EASTERN TIME, ON MONDAY, NOVEMBER 17, 2014 (THE “ELECTION DEADLINE”). ELECTIONS MAY BE SUBMITTED OR RESUBMITTED AT ANY TIME PRIOR TO THE ELECTION DEADLINE BUT NOT THEREAFTER. IF YOU DO NOT RETURN THE ENCLOSED ELECTION FORM BY THE ELECTION DEADLINE, YOU WILL RECEIVE YOUR DISTRIBUTION IN COMMON SHARES.

Why am I receiving this document and the attached election form?

You have received this letter and the enclosed election form because our records indicate that you owned shares of common stock, par value $0.001 per share (“Common Shares”), of Equinix, Inc., a Delaware corporation (the “Company” or “we”), as of the close of business on October 27, 2014 (the “Record Date”). On October 16, 2014, in connection with the Company’s potential conversion to a real estate investment trust (“REIT”), our Board of Directors (the “Board”) declared a special distribution of $416.0 million on our Common Shares (the “Special Distribution”), payable in the form of either Common Shares or cash to, and at the election of, our stockholders of record as of the Record Date. This document provides you with information about the Special Distribution and contains an election form that you should complete to indicate whether you wish to receive your pro rata portion of the Special Distribution in cash or Common Shares, as further described below.

Why is the Company paying the Special Distribution and when will the Special Distribution be paid?

For the Company to be eligible to qualify for taxation as a REIT for federal income tax purposes effective for its taxable year commencing January 1, 2015, we must distribute, on or before December 31, 2015, our previously undistributed earnings and profits (“E&P”) attributable to all taxable periods ending prior to January 1, 2015 (our “Pre-2015 Accumulated E&P”). We expect that the value of the 2014 Special Distribution, plus the expected value of the deemed distribution on account of the adjustment to the conversion rate relating to our outstanding 4.75% Convertible Subordinated Notes due June 15, 2016 (the “2016 Convertible Notes”) that will be made as a result of the 2014 Special Distribution (the “Conversion Rate Adjustment”), will exceed our Pre-2015 Accumulated E&P.

We expect to pay the Special Distribution on November 25, 2014.

Will I receive the Special Distribution in Common Shares or Cash?

You have the right to elect, prior to the Election Deadline, to be paid your pro rata portion of the Special Distribution all in Common Shares (a “Share Election”) or all in cash (a “Cash Election”); provided, however, that the total amount of cash payable to all stockholders in the Special Distribution will be limited to a maximum of $83.2 million (the “Cash Amount”), with the balance of the Special Distribution payable in the form of Common Shares. If you fail to timely return a properly completed election form before the Election Deadline, you will be deemed to have made a Share Election, meaning an election to receive your pro rata portion of the Special Distribution all in Common Shares.

There is no limit on the aggregate value of the Special Distribution that will be issued in Common Shares. So, for example, if all stockholders make a Share Election, we will issue the full amount of the Special Distribution in Common Shares. If the Cash Amount is fully subscribed, the total number of Common Shares to be issued in the Special Distribution will be determined by dividing $332.8 million (80% of the Special Distribution) by the average closing price per share of our Common Shares on the NASDAQ Stock Market LLC (“NASDAQ”) on the three trading days following the date of the Election Deadline. Based on a price of $194.87 per Common Share (the last reported sale price of our Common Shares on October 24, 2014 on NASDAQ), if the Cash Amount is fully subscribed, we estimate that approximately 1.7 million Common Shares will be issued in the Special Distribution, or approximately .031 new Common Shares for each outstanding Common Share. The actual number of Common Shares issued will depend on the number of stockholders who make a Cash Election as well as the price of our Common Shares on the valuation dates, and could vary substantially from this estimate. We will pay cash in lieu of issuing any fractional shares, but cash paid in lieu of fractional shares will not count toward the Cash Amount.

All Common Shares issued in connection with the Special Distribution will be issued in book-entry form, regardless of whether the Common Shares you currently own are in book-entry form or represented by a physical certificate.

Because the Cash Amount is limited to $83.2 million, the actual amount of cash that will be paid to stockholders who make the Cash Election may depend upon whether the aggregate amount of all Cash Elections exceeds the Cash Amount. If the aggregate amount of stockholder Cash Elections exceeds the Cash Amount, the payment of such Cash Election will be made on a pro rata basis to stockholders making the Cash Election such that the aggregate amount paid in cash to all stockholders equals the Cash Amount. As a result, if you choose to be paid the Special Distribution in cash and the total amount of Cash Elections by all stockholders would exceed the Cash Amount, you will not receive your entire distribution in the form of cash, despite your election to receive all cash. Instead, you will receive a portion, but not less than 20%, in cash and the remaining portion in Common Shares, subject to rounding and other minor adjustments. The number of Common Shares you will receive will be based on the average closing price per Common Share on NASDAQ on the three trading days following the Election Deadline. All cash payments to which a stockholder is entitled will be rounded up to the nearest penny.

Does the payment of the Special Distribution mean the Company will become a REIT?

While we expect to elect to be treated as a REIT for federal income tax purposes as of January 1, 2015, there are significant implementation and operational complexities to address before the Company can timely convert to a REIT. The REIT conversion implementation currently includes seeking a private letter ruling (the “PLR”) from the U.S. Internal Revenue Service (the “IRS”). Our PLR request has multiple components, and our timely conversion to a REIT will require favorable rulings from the IRS on certain technical tax issues. We currently expect to receive a favorable PLR from the IRS in 2014 and combined with Board approval and completion of other necessary conversion actions, we thereafter may commit to a final REIT conversion plan.

We can provide no assurance when conversion to a REIT will be successful, if at all. In addition, REIT qualification involves the application of highly technical and complex provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to our operations as well as various factual determinations concerning matters and circumstances not entirely within our control. Furthermore, even after we have paid the Special Distribution, we may decide to elect not to convert to a REIT for our 2015 taxable year if our Board determines that, for any reason, including a change in tax law, it is in the best interest of the Company and our stockholders not to elect REIT status.

Will the Special Distribution satisfy the requirement that the Company distribute its Pre-2015 Accumulated E&P, assuming it converts to a REIT effective January 1, 2015?

We intend that the Special Distribution, together with the deemed distribution associated with the Conversion Rate Adjustment, will distribute all of our Pre-2015 Accumulated E&P though it is possible that not all of our Pre-2015 Accumulated E&P will be distributed in 2014, in which case (if we convert to a REIT), we will declare and pay any remaining Pre-2015 Accumulated E&P in 2015. It is also possible that the Special Distribution, together with the deemed distribution associated with the Conversion Rate Adjustment, will exceed our Pre-2015 Accumulated E&P. Please see “What are the material federal income tax consequences of the Special Distribution?” for information regarding taxation in this event. Even if as expected the Special Distribution, together with the deemed distribution associated with the Conversion Rate Adjustment, distributes all of our Pre-2015 Accumulated E&P, if we convert to a REIT, we intend to declare one or more special distributions in 2015 which would encompass some extraordinary items of taxable income that we expect to recognize in 2015, such as depreciation recapture in respect of accounting method changes commenced in our pre-REIT period as well as foreign E&P recognized as dividend income. The Special Distribution is based on our estimated and projected taxable income for our 2014 taxable year and our current business plans and performance, but our actual 2014 E&P (and thus the actual Pre-2015 Accumulated E&P) will vary depending on, among other items, the timing of certain transactions, our actual taxable income and performance for 2014 and possible changes in legislation or tax rules and IRS revenue procedures relating to distributions of E&P. For these reasons and others, our actual Pre-2015 Accumulated E&P may be materially different from our current estimates.

The occurrence and timing of any future special distributions may also be affected by potential tax law changes, the completion of various phases of the REIT conversion process and other factors beyond our control. Further, future special distributions, if any, may be paid in a different mix of cash and Common Shares than the Special Distribution, based on our cash flows, strategic plans, IRS revenue procedures relating to distributions of E&P, leverage and other factors.

How do I make an election to receive cash or Common Shares with respect to the Special Distribution?

We have enclosed an election form with this letter so that you can inform us whether you want to receive your pro rata portion of the Special Distribution in cash or Common Shares. You may only elect one method of payment for the Special Distribution with respect to all Common Shares you own as of the Record Date. If you want to elect the Share Election or the Cash Election, complete and sign the election form and deliver it to Computershare Investor Services, the election agent (“Computershare”), in the enclosed postage-paid envelope or in accordance with the delivery instructions on the enclosed election form as soon as possible, but no later than the Election Deadline of 5:00 p.m. Eastern Time, on November 17, 2014. The submission of an election form with respect to the Special Distribution will constitute the electing holder’s representation and warranty that such holder has full power and authority to make such election.

If you do not return a properly completed election form before the Election Deadline, then you will be deemed to have made a Share Election and will receive your pro rata portion of the Special Distribution in Common Shares (with the exception of cash in lieu of any fractional share). Your election is revocable until the Election Deadline. You may revoke your election before the Election Deadline by submitting a new, properly completed election form bearing a later date than your previously submitted election form.

We will resolve in our sole discretion any question as to the validity, form, eligibility (including time of receipt) and acceptance by us of any election form for the Special Distribution and our decision regarding any such questions will be final and binding. We reserve the absolute right to reject, in our sole discretion, any and all election forms that we decide are not in proper form, not received by the Election Deadline, ineligible or otherwise invalid or the acceptance of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the election form submitted by any particular stockholder, whether or not similar defects or irregularities are waived for other stockholders. No valid election will be deemed to have been made until all defects or irregularities have been cured or waived to our satisfaction. Neither we nor the election agent nor any other person will be under any duty to give notification of any defects or irregularities in election forms or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Special Distribution will be final and binding.

What if my Common Shares are held in the name of a bank or broker?

If your Common Shares are held in the name of a bank or broker, please promptly inform the bank or broker of your election.

Can I change my election?

Once made, your election is only revocable by returning a new, properly completed election form, bearing a later date than your previously submitted election form, prior to the Election Deadline. After the Election Deadline, a stockholder election will be irrevocable. Stockholders entitled to the Special Distribution who fail to make an election by the Election Deadline will receive all Common Shares in payment of the Special Distribution (with the exception of cash in lieu of any fractional share).

How should I send in my election form?

You should complete and sign the election form and deliver it to Computershare in the enclosed postage-paid envelope or in accordance with the delivery instructions on the enclosed election form as soon as possible, but no later than the Election Deadline of 5:00 p.m. Eastern Time, on November 17, 2014; however, the method of delivery of the election form is at the option and risk of the holder making the election. The delivery will be deemed made only when the election form is actually received by Computershare.

If I have questions about the election form or need a new election form, whom should I contact?

If you are a stockholder of record and have any questions about completing or submitting the election form, or need a new election form, please call our election agent, Computershare, at 877-282-1169.

Is there other information I should consider when making an election?

Before making your election, you are urged to read carefully our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, including the section entitled “Risk Factors”, which we have filed with the Securities and Exchange Commission (“SEC”), as updated by our subsequent filings with the SEC, as well as other documents we file with the SEC.

What are the material U.S. federal income tax consequences of the Special Distribution?

A stockholder receiving the Special Distribution will be treated for U.S. federal income tax purposes as receiving a distribution in an amount equal to the sum of the value of any Common Shares received plus the amount of any cash received. In computing this distribution amount, any Common Shares received by a stockholder will be valued at their fair market value as of the day the Special Distribution is paid. A stockholder that receives any of our Common Shares pursuant to the Special Distribution will generally have a tax basis in such stock equal to the fair market value of such stock on the day the Special Distribution is paid, and the holding period in such stock will begin on the day following the payment of the Special Distribution.

The amount distributed to a stockholder will be treated as a dividend for U.S. federal income tax purposes to the extent such amount is paid out of our available current or accumulated E&P. To the extent the distribution to a stockholder exceeds our available E&P, such excess will generally represent a return of capital and will not be taxable to a stockholder to the extent that it does not exceed the adjusted basis of the stockholder’s stock in respect of which the distribution was made, but rather, will reduce the adjusted basis of that stock. To the extent that such excess distribution exceeds the adjusted basis of a stockholder’s stock, that excess is treated as capital gain income. The particular U.S. federal income tax treatment of dividends, returns of capital and capital gain income are described in further detail below.

The U.S. federal income tax consequences of the Special Distribution vary depending on whether you are a U.S. Holder or a non-U.S. Holder. A U.S. Holder is, unless otherwise provided by an applicable tax treaty, any of the following: (i) a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the U.S. federal income tax laws; (ii) an entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; and (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or, to the extent provided in Treasury regulations, a trust in existence on August 20, 1996 that has elected to be treated as a domestic trust. Conversely, a non-U.S. Holder is any person other than a U.S. Holder. If any entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of our stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership are urged to consult their own tax advisors about the U.S. federal income tax consequences of the Special Distribution.

If you are a U.S. Holder. The Special Distribution will generally be taxable to noncorporate U.S. Holders as “qualified dividend income” to the extent that the Special Distribution is paid out of our available E&P. For noncorporate U.S. Holders, to the extent that their total adjusted income does not exceed applicable thresholds, the maximum U.S. federal income tax rate for qualified dividend income is 15%. For those noncorporate U.S. stockholders whose total adjusted income exceeds the applicable thresholds, the maximum U.S. federal income tax rate for qualified dividend income is 20%. The preferential tax rates available to noncorporate U.S. Holders for qualified dividend income are not available unless the stock on which an otherwise qualifying dividend is paid has been held for 61 days or more during the 121-day period beginning 60 days before the date on which the stock becomes ex-dividend. For purposes of calculating this 61-day holding period, any period in which the stockholder has an option to sell, is under a contractual obligation to sell or has made and not closed a short sale of our stock, has granted certain options to buy substantially identical stock or securities, or holds one or more other positions in substantially similar or related property that diminishes the risk of loss from holding our stock, will not be counted toward the required holding period. Assuming that these holding period requirements are met, the Special Distribution should qualify for the preferential tax rates available to noncorporate U.S. Holders. To the extent the Special Distribution exceeds our available E&P, such excess will generally represent a return of capital and will not be taxable to a U.S. Holder to the extent that they do not exceed the adjusted basis of the U.S. Holder’s stock in respect of which the distributions were made, but rather, will reduce the adjusted basis of that stock. To the extent that such distributions exceed the adjusted basis of a U.S. Holder’s stock, they will be included in income as long-term capital gain, or short-term capital gain if the stock has been held for one year or less.

For some U.S. stockholders, the Special Distribution may be an “extraordinary dividend”. An “extraordinary dividend” is generally a dividend that is equal to at least 10% of a stockholder’s adjusted basis in its Common Shares, or alternatively, if an election is made, is equal to at least 10% of the fair market value of that stock based on the stock’s trading price on the day before the ex-dividend date. Some noncorporate U.S. Holders that receive an extraordinary dividend from us that is treated as a “qualified dividend” and later sell their underlying stock at a loss will recognize long-term capital loss, regardless of their holding periods in their stock, to the extent of the extraordinary dividend.

The Special Distribution may be eligible for the dividends-received deduction available to U.S. Holders that are domestic corporations other than S corporations. Such corporate holders should also consider the possible effects of Section 1059 of the Code, which reduces a corporate holder’s basis in its stock, but not below zero, by the nontaxed portion of an extraordinary dividend, where the holder has not held such stock for more than two years before the dividend announcement date. Corporate stockholders should also consider the effect of the corporate alternative minimum tax, which imposes a maximum tax rate of 20% on a corporation’s alternative minimum taxable income for the taxable year and which is calculated without regard to the dividends received deduction.

Unless the applicable withholding agent has received from a U.S. Holder a properly executed IRS Form W-9 or a substantially similar form, 28% of the Special Distribution may be required to be withheld and remitted to the IRS. To the extent that the cash portion of the Special Distribution to be received by a U.S. Holder is insufficient to satisfy any required backup withholding, the applicable withholding agent may collect the amount of U.S. federal income tax required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the Common Shares that the U.S. Holder would otherwise receive, and the U.S. Holder may bear brokerage or other costs for this withholding procedure.

Foreign account withholding at a rate of 30% may apply to a U.S. Holder that holds our Common Shares through a non-United States intermediary that does not comply with specified information reporting, certification and other requirements. Non-U.S. Holders that hold our Common Shares through a non-United States intermediary are encouraged to consult with their own tax advisor regarding foreign account tax compliance.

If you are a non-U.S. Holder. The rules governing the U.S. federal income taxation of non-U.S. Holders are complex, and the following discussion is intended only as a summary of these rules. For example, the following discussion does not address U.S. citizens or residents who have expatriated, non-U.S. Holders who are individuals present in the United States for 183 days or more during the taxable year and have a “tax home” in the United States, and other special classes of non-U.S. Holders. If you are a non-U.S. Holder, we urge you to consult with your own tax advisor to determine the impact of the U.S. federal income tax laws, including any tax return filing and other reporting requirements, with respect to your ownership of Common Shares and the payment of the Special Distribution.

In general, non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our Common Shares. In cases where the dividend income from a non-U.S. Holder’s investment in our Common Shares is, or as described below is deemed to be, effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business, the non-U.S. Holder generally will be subject to U.S. tax at graduated rates in the same manner as U.S. Holders are taxed with respect to such dividends, and a corporate non-U.S. Holder may also be subject to the 30% branch profits tax. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. Holder.

The portion of the Special Distribution received by non-U.S. Holders and paid out of our available E&P which is not effectively connected with a U.S. trade or business of the non-U.S. Holder will be subject to U.S. withholding tax at a rate of 30%, or lower if reduced by an applicable income tax treaty. If a non-U.S. Holder receives Common Shares as part of the Special Distribution and the cash portion of the distribution is not sufficient to cover the withholding liability, the applicable withholding agent will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the Common Shares that the non-U.S. Holder would otherwise receive or own, and the non-U.S. Holder may bear brokerage or other costs for this withholding procedure. To the extent that distributions in excess of our available E&P exceed the non-U.S. Holder’s adjusted basis in our stock, the distributions will give rise to tax liability if the non-U.S. Holder would otherwise be subject to tax on any gain from the sale or exchange of that stock, as discussed below. If withholding is applied to any portion of the Special Distribution that represents a return of capital, rather than a dividend out of our available E&P, the non-U.S. Holder must nevertheless reduce its tax basis in its shares of stock in us by the amount of returned capital and may file for a refund from the IRS for the amount of withheld tax in excess of its actual tax liability.

If our shares constitute a United States real property interest under sections 897 and 1445 of the Code (“USRPI”), as described below, with respect to a non-U.S. Holder, then distributions by us in excess of the sum of our available E&P plus the non-U.S. Holder’s basis in our shares will potentially be subject to net income taxation, including any applicable capital gains preferential rates, that would apply to a U.S. Holder of the same type, for example, an individual or a corporation, as the case may be. Our Common Shares will be treated as USRPI if at any time during the shorter of the non-U.S. Holder’s holding period in the Common Shares or the five years preceding payment of the Special Distribution, 50% or more of our assets consisted of interests in real property located within the United States, excluding for this purpose interests in real property solely in a capacity as a creditor. We believe that our Common Shares are of a class that is “regularly traded”, as defined by applicable Treasury Department regulations, on an established securities market and therefore a non-U.S. Holder’s gain from sale of our Common Shares generally will not be described within sections 897 and 1445 of the Code, provided that the non-U.S. Holder held (taking into account applicable “constructive ownership” rules) 5% or less of our Common Shares at all times during the shorter of the non-U.S. Holder’s holding period in the Common Shares or the five years preceding payment of the Special Distribution. If gain on the sale of our shares were subject to net income taxation on account of sections 897 and 1445 of the Code, the non-U.S. Holder would be required to file a U.S. federal income tax return and would generally be subject to the same treatment as a U.S. Holder with respect to such gain.

Foreign account withholding at a rate of 30% may apply to a non-U.S. Holder that holds our Common Shares through a non-United States intermediary that does not comply with specified information reporting, certification and other requirements. Non-U.S. Holders are encouraged to consult with their own tax advisor regarding foreign account tax compliance.

WE ADVISE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE SPECIAL DISTRIBUTION IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.